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                                                                       EXHIBIT 2

           [LETTERHEAD OF CUPERTINO NATIONAL BANCORP APPEARS HERE]


NASDAQ NATIONAL MARKET                           FOR MORE INFORMATION, CONTACT:
Trading Symbol CUNB                  Steven C. Smith, Executive Vice President,
                                                    Chief Financial Officer and
                                                        Chief Operating Officer
                                                                 (408) 725-2346


                             FOR IMMEDIATE RELEASE


                           CUPERTINO NATIONAL BANCORP
                           RAISES ADDITIONAL CAPITAL


Cupertino, CA                                                    October 3, 1995


     Cupertino National Bancorp ("CUNB"), parent company of Cupertino National Bank & Trust, today announced that its private placement offering of $2,500,000 in subordinated notes was increased to an aggregate offering amount of up to $3,000,000. The initial $2,475,000 closed September 27, 1995 with the balance of the subscriptions scheduled to close by October 31, 1995.

     The notes, which will mature on September 15, 2005, were offered to the Board of Directors, bank officers and other accredited investors within the meaning of Rule 501 under the Securities Act of 1933, as amended. The securities offered in the financing will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Proceeds of the offering, which will initially be invested in short-term and other liquid securities, are intended for general corporate purposes.

     "We undertook this debt offering to help assure that Cupertino National Bank & Trust remains well-capitalized," says Steven C. Smith, executive vice president and chief operating officer of the bank. "This offering's success reflects the confidence our directors, officers and friends have in the bank's direction -- now and in the future."

     Cupertino National Bank & Trust and its five major operating divisions - Commercial Lending, Consumer Lending, Venture Lending, SBA Lending and Trust services, serve the Santa Clara Valley through its offices in Cupertino, San Jose and Palo Alto. These locations are in the heart of the "Silicon Valley" and the San Francisco Bay Area.